Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2016 with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2015 of The GEO Group, Inc., which are incorporated by reference in this Post-Effective Amendment No. 1 to the registration statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Miami, Florida

April 11, 2016